Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	Northwest Pipe Company	(“Company”)
5721 SE Columbia Way, Suite 200
Vancouver, WA 98661

	Richard A. Roman	(“Executive”)

EFFECTIVE DATE: January 1, 2013

RECITALS

Company wishes to obtain the services of Executive, and Executive wishes to provide his services to Company, upon the terms and conditions set forth in this Agreement. Therefore, in exchange for the mutual promises set forth below, the parties agree as follows:

ARTICLE I

EMPLOYMENT, DUTIES AND TERM

1.1 Employment. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as its Executive Chairman of the Board of Directors and Executive hereby accepts such employment.

1.2 Duties. Executive shall devote such time and efforts to Company and to fulfilling his duties under this Agreement as Executive and the Board of Directors shall mutually agree. Executive shall comply with Company’s policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

1.3 Term. This Agreement shall continue in effect from the Effective Date until terminated in accordance with Article III.

1.4 Review. The Board of Directors shall review Executive’s performance and the terms and conditions of this Agreement every six (6) months. It is anticipated that Executive’s employment and this Agreement will be terminated at such time as Executive’s time commitment is reduced to 25 percent of full-time or less.

ARTICLE II

EXECUTIVE COMPENSATION AND EXPENSES

2.1 Base Salary. For all services rendered under this Agreement as an employee of Company, Company shall pay Executive an annual base salary in an amount mutually agreed to by the parties, which initially shall be at an annual rate of Two Hundred Forty Thousand Dollars ($240,000). Executive’s Base Salary shall not be decreased unless agreed to in writing by the Executive.

1 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)

2.2 Incentive Compensation and Fringe Benefits. Executive shall not be eligible to participate in any of Company’s bonus plans or short-term or long-term incentive plans; provided, however, that, so long as Executive continues to serve as an employee of the Company, Executive shall continue to vest in any bonus and short-term and/or long-term incentive awards made to Executive prior to the Effective Date in accordance with the terms of the respective award agreements. Executive shall be entitled to all other benefits made available to employees of Company generally, and to participate in all other Company-sponsored fringe benefit plans made available to other executives of Company (medical, dental, 401K, etc.), provided that Executive shall not be eligible for an automobile allowance.

2.3 Business Expenses. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by Company.

2.4 Taxes and Withholding. All amounts payable to Executive under this Agreement shall be subject to withholding of amounts required to be withheld by law.

ARTICLE III

TERMINATION

3.1 Termination. This Article sets forth the terms for termination of this Agreement and Executive’s employment. Except as otherwise provided in this Agreement, any termination of Executive’s employment shall also constitute a termination of this Agreement.

3.2 Termination by Company or Executive. Executive may terminate this Agreement and his employment upon sixty (60) days written notice to Company. Company may terminate this Agreement and Executive’s employment upon sixty (60) days written notice to Executive. In the event of termination of Executive’s employment pursuant to this Section 3.2, Executive shall be paid his Base Salary through the date of termination; provided, however, that, in the event of termination by Company, Company shall have the right to make such termination effective immediately upon notice, in which case Executive shall be paid Executive’s Base Salary through the sixty (60) day notice period.

3.3 Termination in the Event of Death or Disability. This Agreement shall terminate in the event of Executive’s death or Disability (as defined below). In the event of termination due to Executive’s death or Disability pursuant to this Section 3.3, Executive shall be paid his Base Salary through the date of termination. For purposes of this Agreement, “Disability” means the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a period of at least 12 weeks.

3.4 Benefits Upon Termination. Upon termination of employment for any reason, Executive shall be entitled to benefits as provided under the terms of the applicable benefit plans and award agreements under which he is participating as of the termination date.

3.5 Entire Termination Payment. The compensation provided for in this Article III shall constitute Executive’s sole remedy for termination of Executive’s employment pursuant to

2 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)

this Article. Executive shall not be entitled to any other employment termination or severance payment that may be payable to Executive under any other agreement between Executive and Company or under any policy in effect at, preceding or following the date of termination of Executive’s employment.

ARTICLE IV

ADDITIONAL COMPENSATION

4.1 During the period beginning January 1, 2013 and ending December 31, 2014, Company shall pay Executive additional compensation as follows: on January 1, 2013, and on the first day of each calendar quarter thereafter through October 1, 2014, Company shall pay Executive an amount in cash equal to Sixty-Six Thousand Two Hundred Fifty Dollars ($66,250); provided, however, that, from and after the date that Executive ceases to be a member of Company’s Board of Directors, no further payments shall be made to Executive pursuant to this Article IV. Notwithstanding the foregoing or any other provision of this Agreement, in the event that Executive ceases to be a member of Company’s Board of Directors as a result of (i) Executive’s death or Disability, or (ii) a Change in Control (as defined below), then all amounts remaining that would otherwise have been paid to Executive had he remained a member of the Board of Directors through December 31, 2014 shall be paid to Executive in a “lump sum” payment within 30 days after the date Executive ceases to be a member of Company’s Board of Directors.

4.2 For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

4.2.1 The approval by the shareholders of Company of:

a. any consolidation, merger or plan of share exchange involving Company (a “Merger”) in which Company is not the continuing or surviving corporation or pursuant to which shares of common stock of Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger,

b. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Company; or

c. the adoption of any plan or proposal for the liquidation or dissolution of Company.

4.2.2 At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

3 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)

4.2.3 Any Person (as defined below) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (a) Executive acquires (other than on the same basis as all other holders of Company Shares) an equity interest in an entity that acquires Company in a Change in Control otherwise described under Section 4.2.1, or (b) Executive is part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under Section 4.2.3.

4.3 For purposes of this Article IV, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, other than Company or any employee benefit plan(s) sponsored by Company.

4.4 If Executive continues to serve as a member of Company’s Board of Directors following the termination of Executive’s employment in accordance with Article III, Company shall not be prohibited from paying Executive compensation for such Board service.

4.5 This Article IV, and the rights and obligations created hereby, shall survive termination of this Agreement.

ARTICLE V

CONFLICT OF INTEREST

5.1 During the term of employment with Company, Executive will engage in no activity or employment which may conflict with the interest of Company, and will comply with Company’s policies and guidelines pertaining to business conduct and ethics.

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Confidentiality. “Confidential Information” is data, in both tangible and intangible form, that has been researched, compiled, developed and/or maintained by Company, and that is not generally known within the industry. Confidential Information includes, but is not limited to, trade secrets, customer lists, techniques, plans, methods, data, tables, calculations, information, ideas, knowledge, data, and know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Confidential Information also includes information Company has received from third parties in confidence.

4 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)

6.1.1 Executive shall not use or disclose Confidential Information, in any form, for any purpose, except in the course of and for the purposes of Executive’s employment with Company.

6.1.2 Executive will obtain no right, title or interest in the Confidential Information, or any related information or data. The Confidential Information and related information shall remain the sole property of Company.

6.1.3 Executive shall return all Confidential Information, including all copies in any form, to Company immediately upon termination of Executive’s employment with Company, or earlier upon request.

6.2 Return of Property. In the course of Executive’s employment with Company, Executive may be provided with equipment, supplies, keys, credits cards, software, and other property for business use (collectively, “Company Property”). Executive shall return all Company Property immediately upon termination of Executive’s employment, or otherwise immediately on Company’s request.

6.3 Non-solicitation. For one year after Executive’s employment with Company terminates, regardless of the reason for termination, Executive shall not (a) directly or indirectly solicit business from any person or entity which then is or was a Company customer, client or prospect during the twelve (12) months prior to termination, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless Executive obtains Company’s written consent. Executive will not aid others in doing anything Executive is prohibited from doing himself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Company for the purpose of advising them that Executive is no longer employed by Company and is available for work that is competitive with the services offered by Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The term “Company employee” includes any then current employee of Company or any person who has left the employ of Company within the then previous six (6) months. The terms “Company client” and “Company customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Company prospect” means any person or entity to whom Company has submitted a bid or proposal within the then immediately preceding six (6) months.

6.4 Noncompetition. For one year following the termination of Executive’s employment for any reason, Executive will not directly or indirectly “Compete” (as defined below) with Company anywhere Company is doing or planning to do business, nor will Executive engage in any other activity that would conflict with Company’s business, or interfere with Executive’s obligations to Company. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those

5 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)

participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Company as of the date Executive’s employment terminates.

6.5 Continuation of Obligations. Except to the extent this Agreement provides otherwise, the restrictions of and Executive’s obligations under this Article VI will continue after Executive’s employment terminates, regardless of the reason for termination. Executive hereby consents to Company providing a copy of this Agreement to any person or entity to whom Executive may provide services after his employment with Company terminates, whether as an employee or independent contractor.

6.6 Consent to Injunction. Executive acknowledges that Company would suffer irreparable harm for which monetary damages alone would not adequately compensate Company if Executive breached his obligations under this Article VI. For that reason, Executive agrees Company shall be entitled to injunctive relief to enjoin any breach or threatened breach under this Article VI and that the amount of any bond required to be posted by Company in support of injunctive relief shall be no more than Five Hundred Dollars ($500). The injunctive relief provided for in this Section 6.6 shall be in addition to any other available remedies.

ARTICLE VII

GENERAL PROVISIONS

7.1 Successors and Assigns. Except as otherwise provided in Article VI, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it may not be assigned by Executive.

7.2 Survival. Articles IV, VI and VII shall survive termination of this Agreement.

7.3 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

7.4 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.5 Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington, without regard to conflict of law principles. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be Portland, Oregon.

6 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)

7.6 Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and on appeal.

7.7 Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation. This Section 7.7 shall not apply to any action to enforce Executive’s obligations under Article VI.

7.8 Severability. The provisions of this Agreement are severable. The parties agree that any provision of this Agreement or its application that is held invalid shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

7.9 Waivers. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

7.10 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

7.11 Entire Agreement. Except for the bonus and short-term and/or long-term award agreements referred to in Section 2.2 of this Agreement, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements, understandings, statements, representations or promises with respect to its subject matter, including the Amended and Restated Executive Employment Agreement dated as of April 21, 2011 (the “Prior Agreements”). On and after the Effective Date, neither Company nor Executive shall have any further rights or obligations under the Prior Agreements. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

RICHARD A. ROMAN	NORTHWEST PIPE COMPANY

By:
William R. Tagmyer
Chairman of the Board

Date: December 19, 2012		Date: December 19, 2012

7 – EXECUTIVE EMPLOYMENT AGREEMENT (Richard A. Roman)